SECRETARY OF STATE



                                     [SEAL]




                                CORPORATE CHARTER


I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that ENVIROKARE TECH, INC. did on JUNE 15, 1998, file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.


               IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Las Vegas, Nevada, on JUNE 15, 1998.


                                          /s/ Dean Heller
                                          Secretary of State

                                       By /s/ [ILLEGIBLE]
                                          Certification Clerk


[SEAL]


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